Exhibit 99.1

     ADVANCED PHOTONIX, INC. REPORTS
THIRD QUARTER 2012 RESULTS

Ann Arbor, MI, February 13, 2011 --Advanced Photonix, Inc.® (NYSE Amex API) (the “Company”) today reported its third quarter fiscal 2012 results ending December 30, 2011.

Financial Highlights for the Third Quarter compared to the prior year

●	The Company's revenues for the quarter ended December 30, 2011 were $6.5 million, a decrease of 16% (or $1.2 million) from revenues of $7.7 million for the quarter ended December 31, 2010.

●	Gross Profit for Q3 2012 was $2.7 million compared to Q3 2011 of $3.1 million, or a decrease of 13%.

●	Operating expenses were $3.6 million for the quarter as compared to $3.3 million for the comparable prior year period, an increase of $296,000.

●	Quarterly net loss was $812,000 or $0.03 per diluted share, as compared to a net loss of $649,000, or $0.03 per diluted share, for the quarter ended December 31, 2010.

●
The Non-GAAP net loss for the third quarter of fiscal 2012 was $317,000 or $0.01 per diluted share, as compared to a Non-GAAP net profit of $259,000 or $0.01 per diluted share, for the comparable prior year period. Non-GAAP income and loss information eliminates certain non-cash adjustments required under generally accepted accounting principles in the United States.

●
EBITDA (which is defined as GAAP earnings before interest, taxes, depreciation, and amortization), was a  negative $236,000 for the third quarter of fiscal 2012 as compared to positive EBITDA of $472,000 for the comparable prior year period.

Financial Highlights for the Nine Months ended December 30, 2011 compared to the Nine months ended December 31, 2010

●	Net Sales for the nine months were $23 million, an increase of $2 million or 10% compared to the nine months ended December 31, 2010.

●	Year to date gross profit margin increased $731,000 or 8% over the prior year nine months ended December 31, 2010.

●	Operating expenses were $11.3 million for the nine months ended December 30, 2011 as compared to $9.5 million for the comparable prior year.

●	Net loss for the nine months ended December 30, 2011 was $1.0 million or $0.03 per diluted share, as compared to a net loss of $1.3 million, or $0.05 per diluted share for the comparable prior year.

●
The Non-GAAP net loss for the first nine months of fiscal 2012 was $259,000 or $0.01 per diluted share, as compared to a Non-GAAP net income of $565,000 or $0.02 per diluted share for the comparable prior year.

●
EBITDA (which is defined as GAAP earnings before interest, taxes, depreciation, and amortization), was a positive $193,000 for the first nine months of fiscal 2012 as compared to an EBITDA of a positive $1.3 million for the comparable prior year.

Market Highlights for the Nine Months ended December 30, 2011, compared to the Nine Months ended December 31, 2010
●	Telecommunication revenue up 33% or $2.3 million
●	Medical Market revenue up 23% or $152,000
●	Homeland security market revenues up $921,000
●	Military revenue down 16% or $633,000
●	Industrial/NDT revenue down 8% or $758,000

Richard Kurtz, Chairman and Chief Executive Officer, commented, "Our third quarter results were as expected, down in light of the flooding in Thailand which affected the supply chain for our major telecommunications customers, as well as the timing of orders in the military market. While the first half of the year was strong in the telecommunications market, as we stated last quarter revenues in the second half are expected to be down substantially.  We believe that this is primarily attributable to the temporary supply chain issue and not a lack of long term demand for our 40G and 100G products. We expect a return to the robust growth we enjoyed in the first half of this fiscal year to return in our next fiscal year. We are continuing to sell our T-Ray systems into industrial applications and are working closely with our customers to establish a Value Added Reseller channel to install, integrate and service our systems. With our new banking relationship we have the financial strength to continue investing in our high growth opportunities and are optimistic about our long term future, but as we stated last quarter, for this fiscal year we are reducing our annual revenue growth for this fiscal year to a maximum of 5% year over year.”

The Company will hold a conference call to discuss the results for the second quarter Monday, February 13, 2012, at 4:30 PM EST.

The conference call will be webcast live and will be accessible at http://investor.advancedphotonix.com. Participants can dial into the conference call at 888.679.8033 (617.213.4846 for international) using the passcode 89252680.

An audio replay of the call will be available shortly thereafter on the same day and will remain on-line until February 20, 2012. The replay number is 888.286.8010 (617.801.6888 for international) and the passcode is 89328044.

Forward-looking Statements:
The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products. API-G

Condensed Consolidated Balance Sheets

Assets	December 30, 2011	March 31, 2011
	(unaudited)
Current Assets
Cash and cash equivalents	$3,621,000	$4,744,000
Restricted cash	-	500,000
Accounts receivable, net of allowance	3,922,000	4,587,000
Inventories, net of allowances	4,324,000	4,775,000
Prepaid expenses and other current assets	402,000	349,000
Total current assets	12,269,000	14,955,000
Equipment & Leasehold Improvements, at cost	12,987,000	12,505,000
Accumulated depreciation	(9,520,000)	(8,775,000)
Net Equipment and Leasehold Improvements	3,467,000	3,730,000
Goodwill, net of accumulated amortization	4,579,000	4,579,000
Patents, net	1,172,000	1,062,000
Intangible assets, net	3,672,000	4,651,000
Other assets	266,000	275,000
Total assets	$25,425,000	$29,252,000

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued expenses	$1,708,000	$3,031,000
Compensation and related withholdings	808,000	953,000
Accrued warrant liability	-	389,000
Current portion of long-term debt-related parties	726,000	675,000
Current portion of long-term debt-bank term loan	958,000	687,000
Current portion of bank line of credit	-	494,000
Current portion of long-term debt-MEDC/MSF	482,000	511,000
Total current liabilities	4,682,000	6,740,000
Long term debt, less current portion-MEDC/MSF	1,064,000	1,460,000
Long term debt, less current portion - related parties	-	500,000
Long term debt portion - warrant liability	13,000	343,000
Total liabilities	5,759,000	9,043,000

Shareholders' equity
Class A common stock, $.001 par value, 100,000,000 shares authorized; December 30, 2011 - 30,968,716 shares issued and outstanding; March 31, 2011 - 30,679,046 shares issued and outstanding	31,000	31,000
Additional paid-in capital	58,396,000	57,891,000
Accumulated deficit	(38,761,000)	(37,713,000)
Total shareholders' equity	19,666,000	20,209,000

Total liabilities and shareholders' equity	$25,425,000	$29,252,000

Consolidated Statement of Operations (unaudited)

	Three months ended		Nine months ended
	December 30, 2011	December 31, 2010	December 30, 2011	December 31, 2010
Net Sales	$6,518,000	$7 ,720,000	$22,991,000	$20,972,000
Cost of Sales	3,828,000	4,636,000	13,356,000	12,068,000
Gross Margin	2,690,000	3,084,000	9,635,000	8,904,000

Other Operating Expenses
Research & Development	1,660,000	1,362,000	5,066,000	3,953,000
General & Administrative	1,062,000	1,028,000	3,521,000	2,992,000
Amortization	344,000	409,000	1,028,000	1,223,000
Sales & Marketing	484,000	455,000	1,664,000	1,352,000
Total Other Operating Expenses	3,550,000	3,254,000	11,279,000	9,520,000

Net Operating Loss	(860,000)	(170,000)	(1,644,000)	(616,000)

Other (Income) & Expense
Other (Income)/Expense	(3,000)	(1,000)	(3,000)	1,000
Change in fair value of warrant liability	(84,000)	97,000	(719,000)	186,000
Loss on debt extinguishment	-	318,000	-	318,000
Interest Income	(1,000)	-	(5,000)	(2,000)
Interest Expense-Related Parties	10,000	15,000	38,000	45,000
Interest Expense	30,000	50,000	93,000	156,000
Other (Income) & Expense	(48,000)	479,000	(596,000)	704,000

Net Loss	$(812,000)	$(649,000)	$(1,048,000)	$(1,320,000)
Basic & diluted earnings per share	$(0.03)	$(0.03)	$(0.03)	$(0.05)

Weighted number of shares outstanding - Basic & diluted	30,972,000	25,908,000	30,828,000	25,410,000

Non-GAAP Financial Measures

The Company provides Non-GAAP Net Income and EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP Net Income and EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of Non-GAAP Net Income and EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

Reconciliation of Non-GAAP Income (loss) to GAAP Income (loss)

	Three months ended		Nine months ended
	December 30, 2011	December 31, 2010	December 30, 2011	December 31, 2010
Net Loss	$(812,000)	$(649,000)	$(1,048,000)	$(1,320,000)
Add Back:
Change in warrant fair value	(84,000)	97,000	(719,000)	186,000
Loss on debt extinguishment	-	318,000	-	318,000
Amortization - intangibles/patents	344,000	409,000	1,028,000	1,223,000
Stock Option Compensation Expense	235,000	84,000	480,000	158,000
Subtotal - Add backs	495,000	908,000	789,000	1,885,000
Non-GAAP Income(loss)	$(317,000)	$259,000	$(259,000)	$565,000

Net earnings per share	$(0.01)	$0.01	$(0.01)	$0.02

Weighted number of shares outstanding - Basic & diluted	30,972,000	25,908,000	30,828,000	25,410,000

Reconciliation of EBITDA to GAAP income/(loss)

	Three months ended		Nine months ended
	December 30, 2011	December 31, 2010	December 30, 2011	December 31, 2010
Net Loss	$(812,000)	$(649,000)	$(1,048,000)	$(1,320,000)
Add Back:
Net Interest expense	39,000	65,000	126,000	199,000
Change in warrant fair value	(84,000)	97,000	(719,000)	186,000
Loss on debt extinguishment	-	318,000	-	318,000
Depreciation expense	277,000	232,000	806,000	707,000
Amortization	344,000	409,000	1,028,000	1,223,000
Subtotal - Add backs	576,000	1,121,000	1,241,000	2,633,000
EBITDA	$(236,000)	$472,000	$193,000	$1,313,000

About Advanced Photonix, Inc.
Advanced Photonix, Inc.® (NYSE Amex: API) is a leading supplier with a broad offering of optoelectronic products to a global customer base. We provide optoelectronic solutions, high-speed optical receivers and terahertz instrumentation for telecom, homeland security, military, medical and industrial markets. With our patented technology and state-of-the-art manufacturing we offer industry leading performance, exceptional quality, and high value-added products to our OEM customer base. For more information visit us on the web at www.advancedphotonix.com.